EXHIBIT 1
JOINT FILING AGREEMENT
Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13G to which this Agreement is attached as an Exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned. This Agreement may be executed in one or more counterparts.
Date: February 7, 2022

Tiga Sponsor LLC
By:	Ashish Gupta, its manager
By:	/s/ Ashish Gupta
Name:	Ashish Gupta
Title:	Manager

Tiga Investments Pte. Ltd.
By:	/s/ G. Raymond Zage, III
Name:	G. Raymond Zage, III
Title:	Director

KAG Investments Private Limited

By:	/s/ Ashish Gupta
Name:	Ashish Gupta
Title:	Director

G. Raymond Zage, III
By:	/s/ G. Raymond Zage, III
Name:	G. Raymond Zage, III

Ashish Gupta

By:	/s/ Ashish Gupta
Name:	Ashish Gupta